EXHIBIT 99.2


                        OCCIDENTAL PETROLEUM CORPORATION

                                 STEPHEN CHAZEN
                           CHIEF FINANCIAL OFFICER AND
                EXECUTIVE VICE PRESIDENT - CORPORATE DEVELOPMENT

                               - CONFERENCE CALL -
                    FIRST QUARTER 2003 EARNINGS ANNOUNCEMENT

                                 APRIL 22, 2003
                             Los Angeles, California


     Good morning, and thanks for joining us.

     Those of you who have not received a copy of the press release announcing our first quarter earnings, along with the Investor Relations Supplemental Schedules, can find them on our website - www.oxy.com or on the SEC's EDGAR site.

     Core earnings for the first quarter were $433 million, $1.14 per share, compared with $123 million, or $0.33 per share in the first quarter of 2002.

     There are three unusual items that impacted earnings for the quarter.

     We recorded an interest charge of $61 million, or approximately $40 million after-tax, to repay a $450 million bond issue that had 10 years of remaining life. We refinanced $300 million at four-and-one quarter percent and repaid the rest. The impact of these transactions is $16 million in annual interest savings.

     The adoption of accounting standard 143, which is related to asset abandonment costs, resulted in a non-cash cumulative after-tax charge of approximately $50 million primarily for onshore oil and gas assets currently in service. This new standard also results in additional ongoing depreciation and liability accretion expense. The first quarter income impact for these


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non-cash charges was $4 million pre-tax and will be an ongoing charge that will impact future quarterly results. The actual cash abandonment cost will not be incurred until the asset is retired. In addition, there was a related one-time depreciation adjustment of $13 million.

     The FASB has rescinded EITF Issue Number 98-10 that was in effect since 1999, which required the mark to market of non-derivative trading positions. In Oxy's case this relates mainly to physical natural gas inventories.

     As a result of the FASB's rescinding of the previous requirement that non-derivative trading positions be marked to market, we reversed the mark to market gain for the physical gas inventory that was on our books at year-end. This reversal resulted in a non-cash, after-tax charge of $18 million. As a consequence of the FASB change, we will now book the gains in operating income when the gas is sold. These sales resulted in $21 million of income in the first quarter, which equates to $14 million after-tax. We expect to realize the remainder in the second quarter.

     Net income for the quarter was $325 million, or $0.86 per share. This compares to $25 million, or $0.07 per share, we earned in the first quarter last year. The quarter-to-quarter improvement was due primarily to significantly higher oil and natural gas prices.

     On a segment basis, oil and gas first quarter earnings were $727 million, compared to $306 million for the first quarter of 2002. Higher oil and gas prices accounted for virtually all of the improvement.

     Chemical segment earnings for the quarter were $35 million compared to a loss of $31 million last year. The primary factor driving the improvement was higher prices for PVC, chlorine and ethylene dichloride. The positive impact of these product price increases was weakened,


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however, by the sharp spike in energy prices in February and early March that could not be passed on to consumers. We began to see improvements in profitability in late March which continued into April.

     In the first quarter of 2002, our core chemical operations had earnings of $5 million for the quarter, excluding $36 million of losses from our Equistar equity investment, but including $14 million of severance charges.

     Cash flow from operations for the quarter was approximately $670 million.

     Interest expense, including distributions on trust-preferred securities but excluding the $61 million charge for debt repayment, was $74 million during the first quarter 2003, compared to $82 million in the 2002 first quarter.

     Turning to the balance sheet at the end of the quarter, we increased shareholder equity to $6.7 billion, or $354 million higher than the year-end 2002 level.

     At the same time, we reduced total debt by $182 million to $4.58 billion, compared to $4.76 billion at the end of 2002. Our debt to total capitalization ratio was down to 41 percent at the end of the quarter, compared to 43 percent at the end of last year.

     Capital spending for the quarter was $298 million compared to $254 million in last year's first quarter. Oil and gas accounted for $225 million of this year's first quarter expenditures. Of the $68 million in capital expended for chemicals, $44 million was for the buyout of previously leased equipment. We expect to purchase additional leased equipment this year.

     As we look ahead in the second quarter:

     o We expect production to average about 535,000 BOE per day - which is an increase of 10,000 BOE above our initial 2003


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          forecast. This could vary slightly due to price-driven adjustments in the volumes under our production sharing contracts in Oman, Qatar, Yemen and THUMS. In addition, our Colombia production is always difficult to forecast.

     o    We expect exploration expense for the quarter to be about $30 million.

     o We are cautiously optimistic about the outlook for chemicals - assuming energy prices do not spike. Under this scenario, we expect second quarter chemical earnings to be in the $40 to $70 million range.

     o We expect interest expense to be similar to the ongoing first quarter expense of $74 million.

     o A $1.00 per barrel change in oil prices impacts segment quarterly earnings by about $31 million. The WTI price in the first quarter was $33.85. A swing of 10-cents per million BTUs in gas prices has a $5 million impact on quarterly oil and gas earnings. The NYMEX gas price for the first quarter was $4.75.

     o We expect our tax rate in to be in the same range as the 31 percent rate for the first quarter.

     Now I'd like to turn the conference call over to Dr. Ray Irani, Chairman and CEO.

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This presentation includes forward-looking statements. The actual results could differ materially from these statements based on factors listed in the safe-harbor discussion in our 2002 Annual Report. These forward-looking statements will not be updated or revised. See the "Investor Relations Supplemental Schedules" and our website for the reconciliation of non-GAAP items.
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                        OCCIDENTAL PETROLEUM CORPORATION

                                DR. RAY R. IRANI
                       CHAIRMAN AND CHIEF EXECUTIVE OFFICE

                               - CONFERENCE CALL -
                    FIRST QUARTER 2003 EARNINGS ANNOUNCEMENT

                                 APRIL 22, 2003
                             Los Angeles, California

     Thank you, Steve.

     Last year, the Permian Basin accounted for 164,000 barrels of oil equivalent per day, or 32 percent, of our total worldwide production of 515,000 BOE per day - making the Permian the single largest contributor to our production profile. These assets have proven to be an excellent source of cash flow.

     On April 15, we announced the closing of three acquisitions involving a net total of 73 million BOE of proved reserves at an average cost of about $3.20 per BOE. These acquisitions increase our holdings in the Wasson Field, the largest in the Permian and one of the five largest in the lower 48 states. They include the Denver Unit and Wasson ODC Units - both of which we operate. In addition, we acquired a majority interest in - and are now the operator of - the Wasson Field's Willard Unit, which is directly adjacent to the Denver Unit.

     Since acquiring Altura in April 2000, we have completed 32 acquisitions in the Permian totaling 139 million BOE of proven reserves for a net cost of approximately $2.50 per BOE.

     These acquisitions are consistent with our strategy of increasing production in and around our core areas. Being, by far, the largest oil


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producer in the Permian gives us economies of scale in a region where we have significant competitive advantages as a consolidator. By purchasing synergistic properties at attractive costs and integrating them with our existing operations, we are able to generate better returns than the sellers. There are many more such opportunities in the Permian.

     When we purchased Altura we booked 850 million BOE of proven reserves. We integrated the Altura assets with our existing Permian operations and at yearend 2000 our total proven reserves in the Permian Basin totaled nearly 970 million. From the time of the acquisition through the end of 2002, we more than replaced our total Permian production of approximately 160 million BOE. At the end of last year, our total proven Permian reserves exceeded 1 billion barrels.

     At current production rates, our Permian assets have a reserve life of approximately 17 years. We expect to extend the producing life of these operations well beyond 17 years by continuing to execute our strategy of adding to our Permian reserves through a combination of acquisition, enhanced recovery and exploration.

     From the time we acquired them through the end of the first quarter this year, the former Altura properties alone generated approximately $2 billion in free cash flow after accounting for capital expenditures. That means in just three years we've recovered 55 percent of the $3.6 billion purchase price.

     The Permian acquisitions we announced last week will increase our production by 10,000 BOE per day. Consequently, we are increasing our annual production forecast for 2003 through 2006 by 10,000 BOE per day. The new numbers are 535,000 BOE per day for 2003, 575,000 for 2004,


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590,000 for 2005, and 620,000 BOE for 2006. We are highly confident we will achieve the increased production levels in this revised forecast.

     Thank you, and now we're ready to answer your questions.


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See the "Investor Relations Supplemental Schedules" and our website for the reconciliation of non-GAAP items.
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Statements in this presentation that contain words such as "will" or "expect", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations, and supply/demand considerations, for oil, gas and chemicals; higher-than-expected costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.
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